Exhibit 2.2

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

September 5, 2007

TO: ERG Resources, L.L.C.

FROM: CrossPoint Energy Holdings, LLC

SUBJ:
Purchase and Sale Agreement dated as of August 22, 2007, effective as of July 1, 2007, between CrossPoint Energy Holdings, LLC, a Texas limited liability company (“Seller”), and ERG Resources, L.L.C., a Texas limited liability company, or its assigns (“Buyer”) (“PSA”).

1.	All terms defined in the PSA have the same meaning when used herein.

2.
The PSA is amended to delete Section 5.3(b) and Section 23 and eliminate the right of Seller to sell or license the Seismic Data to Seitel prior to Closing or to receive any proceeds from the sale or license of the Seismic Data to Seitel by Buyer after the Closing. In consideration therefor, the Purchase Price will be increased by One Hundred Ninety Five Thousand Forty Dollars ($195,040), which will be payable in cash at Closing. The definition of “Seitel” is deleted from Section 21 of the PSA. The following is hereby added as a new Section 23 of the PSA:

“23. Seller shall make all Seismic Data available to Buyer at Seller’s office, boxed and ready for transportation, without additional charge and shall relinquish possession of the Seismic Data to Buyer as of the Closing Date. Buyer shall remove the Seismic Data from Seller’s office within thirty (30) days after the Closing Date. Buyer shall not be responsible for any storage charges during such 30-day period.”

3.
The provisions of Sections 3.d. and 5 of the PSA are amended to provide that, instead of a direct assignment of the Zwirn ORRIs from the owners to Buyer, as provided in Section 3.d. and Section 5 of the PSA, the Zwirn ORRIs are being re-conveyed by the owners thereof to Seller, and Seller will convey the Zwirn ORRIs to Buyer, so that the One Hundred Twenty Thousand Dollars ($120,000) purchase price therefor will be payable to Seller. Seller will assign all warranties received from Drawbridge Special Opportunities Fund LP and D. B. Zwirn Special Opportunities Fund LP to Buyer.

4.	Paragraph (e) of the definition of “Retained Assets” in the PSA is amended to add “proceeds” between “All” and “from.”

5.
The definition of “Seismic Data” in the PSA is amended to add the following thereto: “Seismic Data includes all of Seller’s right, title and interest in and to any and all copyrights, trade secrets, know-how, inventions, rights to software, patents, patent applications, and other intellectual property rights, whether registered or unregistered, existing in or primarily related to the data described in the preceding sentence (the “Intellectual Property Rights”), and, upon execution of the Assignment, the Buyer shall own and be possessed of all of Seller’s right, title and interest in and to Intellectual Property Rights.”

6.
The following is hereby added at the end of Section 2.d. of the PSA (before the semicolon): “and (f) all of Seller’s right, title and interest in and to Seller’s agreements regarding the acquisition, ownership or licensing of the Seismic Data which may be assigned by Seller without the consent of any person or entity or for which Seller has obtained all necessary consents to assign as of the Closing Date (the “Seismic Data Contracts”).”

7.	In the third line of Section 3.c. of the PSA, “Subject Interests” is changed to “Subject Interests, including the Seismic Data Contracts,”.

8.
All of the terms, conditions, provisions and covenants of the PSA, as amended by this Amendment, are incorporated herein by reference, and the PSA, as amended by this Amendment, shall continue in full force and effect in accordance with the terms thereof and hereof.

9.
This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same Amendment, and any of the parties to this Amendment may execute this Amendment by signing any of the counterparts. Copies of the execution copy of this Amendment with one or more signatures sent by facsimile transmission or as a “PDF” (portable document file) attached to an electronic mail message will be fully enforceable without a manually executed original.

EXECUTED AS OF THE DATE FIRST ABOVE STATED.

	CROSSPOINT ENERGY HOLDINGS, LLC		ERG RESOURCES, L.L.C.

By:	/s/ Daniel F. Collins	By:	/s/ Scott Y. Wood
	Daniel F. Collins, President		Scott Y. Wood, Manager